Exhibit 99.1

Contacts: David M. Holmes – Investors

KCI

(210) 255-6892

Elliot Sloane – Media

Sloane & Company

(212) 446-1860

Catherine M. Burzik Named CEO of

Kinetic Concepts Inc. (KCI)

Formerly President of the Applied Biosystems unit of Applera Corporation

San Antonio, TX — (Business Wire) — October 20, 2006 — Kinetic Concepts Inc. (NYSE:KCI), a global medical technology company with revenues of more than $1 billion and leadership positions in advanced wound care and therapeutic surfaces, today announced that it has appointed Catherine M. Burzik as Chief Executive Officer. Ms. Burzik joins KCI from her position as President of Applied Biosystems (NYSE:ABI), the leading global life sciences tools company. On November 6, 2006, Ms. Burzik will succeed KCI chief executive Denny Ware, who previously announced his intention to retire.

Ms. Burzik’s career spans more than three decades and includes senior positions at Eastman Kodak, Johnson & Johnson as well as at Applied Biosystems, a unit of Applera Corporation. At Eastman Kodak, Ms. Burzik’s executive positions included CEO and President of Kodak Health Imaging Systems and General Manager/Vice President of Corporate Marketing. Ms. Burzik served on the Board of Directors at Cordis Corporation, prior to its acquisition by J&J. At J&J, she ran the Critikon medical technology company subsidiary and subsequently was appointed President of J&J’s Ortho-Clinical Diagnostics, Inc. business. Most recently, as President of Applied Biosystems’ global business, she led the development of a new business strategy and formation of a strong executive management team for this leading $1.9 billion business. These changes have resulted in improved organic revenue growth, strategic acquisitions and sustained strong EPS performance.

“I am thrilled to be joining KCI, an industry leader with a remarkable history of growth and innovation. KCI has an impressive technology platform, a strong market position in key product sectors, most particularly in advanced wound care. My focus will be on finding new avenues for growth, both via organic growth driven by a strong R&D pipeline, and through strategic acquisitions, while maintaining strong fiscal discipline. I am also optimistic that we will be able to expand in a number of international markets,” said Ms. Burzik.

“My husband and I look forward to moving to San Antonio, one of the nation’s fastest growing cities and one with a strong technology focus. I initially intend to travel extensively -- meeting with employees, doctors, nurses, hospital administrators, payors and patients – to better understand the needs and expectations of each important constituency and to assess how KCI can be ever more effective in delivering value in the highly competitive health care marketplace,” she said.

On behalf of the Board of Directors, Ronald W. Dollens, KCI’s chairman, said, “Cathy is an exceptional talent. She brings vast experience managing global businesses in the medical technology, biology and life sciences areas. She is deeply committed to team building and has a demonstrated track record leading growing companies, bringing complex products to market and operating on an international scale. She is ideally suited to lead KCI to the next level of success. We look forward to working closely with her.”

Ms. Burzik’s education includes a BA in Mathematics from Canisius College in Buffalo, New York, and a MA in Mathematics from the University of Buffalo. She has also attended executive management programs at Penn State, Northwestern University’s Kellogg School of Management and the Center for Creative Leadership. Ms. Burzik serves on the Board of Trustees at Canisius College. She and her husband have actively supported the Center for Great Expectations, the Women’s Health and Counseling Center, the Martin House and Habitat for Humanity in New Jersey; and currently support St. Anthony’s of Padua Dining Room for the homeless in Redwood City, California.

Ms. Burzik will be appointed to serve on KCI’s Board of Directors beginning November 6, 2006. Mr. Ware plans to remain with KCI through December 2006 in order to ensure a smooth transition and knowledge transfer. Mr. Ware also plans to continue serving on the Board through the end of the year.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes while helping to reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary V.A.C.® technology, which has been clinically demonstrated to help promote wound healing and can help reduce the cost of treating patients with serious wounds. Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility and to prevent skin breakdown. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including Ms. Burzik’s statements regarding the Company’s prospects for growth and acquisitions, and Mr. Ware’s plans to remain with the Company through the end of the year. The forward-looking statements contained herein are based on our current expectations and are subject to a number of uncertainties. All information set forth in this release is as of October 20, 2006. We undertake no duty to update this information. More information about the company is described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, which are on file with the SEC and available at the SEC’s website at www.sec.gov.